Exhibit 99.1

March 15, 2019

Ladies and Gentlemen:

This memorializes the agreement (the “Agreement”) of the undersigned investment managers and/or advisers of shareholders (each, together with its managed funds and accounts and other affiliates, a “Party” and collectively the “Parties”) of PG&E Corp. (the “Company”), determination on March 8, 2019 to work in concert with respect to the Parties’ participation in the Company’s previously announced Board of Directors (the “Board”) refreshment and CEO selection processes, as follows:

(a)    Interest in Equity Securities. (i) Each Party represents and warrants to the other Parties that, as of the date of this Agreement, it beneficially owns (as that term is defined in SEC Rule 13d-3 (“Beneficial Ownership”)) the number of shares of equity securities, in each case, of the Company or Pacific Gas and Electric Company (“OpCo”) set forth on the signature page hereto. Each Party will as promptly as practicable, and in any event, within one day, notify the other Parties of any change in its Beneficial Ownership of equity securities of the Company or OpCo.

(ii)    Unless otherwise agreed by the other Parties, unless a Party has withdrawn from this Agreement pursuant to paragraph (g) or this Agreement has been terminated pursuant to paragraph (f), no Party will increase, and each Party will prevent any funds managed or controlled by it from increasing, its Beneficial Ownership of equity securities of the Company or OpCo; provided, however, that nothing herein prevents any Party or any of its managed or controlled funds from selling any debt or equity securities of the Company or OpCo currently held by such Party or its managed or controlled funds or entering into, purchasing or selling cash-settled derivatives relating to such securities so long as so doing is in compliance with law and such transactions do not result in any increase in the number of Company or OpCo voting securities Beneficially Owned by such Party.

(b)    Board and CEO Refreshment Processes. The Company has announced processes to appoint, prior to the Company’s 2019 annual shareholders meeting, a majority of new independent directors and to select a permanent CEO (the “Processes”). The Parties agree to collaborate in good faith in respect of the Processes and not knowingly take any position in respect of the Processes not supported by at least one of the other two Parties.

(c)    Voting. Each Party reserves the sole right to vote any equity securities of the Company or OpCo Beneficially Owned by it in such manner as it determines in its sole discretion.

(d)    Regulatory Filings. Each Party will individually make and be solely responsible for any filings or notifications as may be necessary under applicable law in connection with the entry into this Agreement and the performance of its obligations hereunder.

(e)    Costs. All fees and expenses (other than filing fees, if any) will be borne by the Parties according to each Party’s Pro Rata Share. A Party’s “Pro Rata Share” will be calculated as a fraction equal to one divided by the total number of Parties. In the event a Party withdraws from this Agreement pursuant to paragraph (g) or this Agreement is otherwise terminated pursuant to paragraph (f), such Party will cease to have any further obligation for its Pro Rata Share of fees and expenses as provided in this paragraph (e) incurred through the 15th of the month, if such written notice is delivered to the other Parties prior to such date, or through the end of the month if such written notice is delivered to the other Parties after the 15th of the month or this Agreement is terminated pursuant to paragraph (f).

(f)    Termination. The Parties presently expect to terminate this Agreement upon the appointment or election of new directors to the Board and selection of the Company’s chief executive officer pursuant to the Processes. This Agreement will terminate without further action upon the earliest to occur of (i) a date mutually agreed by at least two of the Parties and (ii) the date two of the three Parties have withdrawn from this Agreement pursuant to paragraph (g). No termination of this Agreement pursuant to this paragraph (f) will relieve any Party from liability for any prior breach by such Party or responsibility for payment of costs and expenses as provided in paragraph (e).

(g)    Withdrawal. Any Party may withdraw from its obligations hereunder and terminate this Agreement as to itself and its managed or controlled funds for any reason or for no reason upon written notice to the other Parties, provided that no withdrawal pursuant to this paragraph (g) will relieve any such Party from liability for any prior breach by such Party or responsibility for payment of costs and expenses as provided in paragraph (e).

(h)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and the Parties expressly represent and agree that, except for this Agreement, the Parties do not have any written or oral agreement or understanding with respect to the debt or equity securities of the Company or OpCo.

(i)    Miscellaneous. This Agreement (i) may be executed in two or more counterparts, each of which will be considered to be an original but all of which will be considered to be the same agreement, and (ii) will be governed by the laws of the State of New York without regard to the conflict of laws principles that would cause the laws of another State to apply. Any proceeding in respect of this Agreement may only be initiated in U.S. District Court in the Southern District of New York or, if such court declines to accept jurisdiction, a New York state court located in the Borough of Manhattan.

(j)    Notices. Notices must be in writing and will be deemed given hereunder when delivered personally or sent by email (receipt confirmed) to the notice persons identified on the signature page hereto.

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By signing below, each Party agrees to be bound pursuant to and in accordance with the terms of this Agreement.

Very truly yours,

Abrams Capital Management, L.P., on behalf of itself and its managed or controlled funds

By:	/s/ David Abrams
Name:	David Abrams
Title:	Managing Member of its General Partner

Company Common Shares: 25,014,000
OpCo Preferred Shares: 0
Other Equity Securities: 0

Notice Person:
222 Berkeley Street, 21st Floor
Boston, MA 02116

[Signature page to Letter Agreement]

Knighthead Capital Management, LLC, on behalf of itself and its managed or controlled funds

By:	/s/ Thomas A. Wagner
Name:	Thomas A. Wagner
Title:	Managing Member

Company Common Shares: 10,432,022
OpCo Preferred Shares: 0
Other Equity Securities:
Options to acquire 2,209,100
Company Common Shares
Put options requiring the potential acquisition of up to 500,000 Company Common Shares

Notice Person:
1140 Avenue of the Americas, 12th Floor
New York, NY 10036

[Signature page to Letter Agreement]

Redwood Capital Management, LLC, on behalf of itself and its managed or controlled funds

By:	/s/ Ruben Kliksberg
Name:	Ruben Kliksberg
Title:	Co-CEO

Company Common Shares: 14,200,197
OpCo Preferred Shares: 0
Other Equity Securities:
Put options requiring the potential acquisition of up to 100,000 Company Common Shares

Notice Person:
910 Sylvan Avenue
Englewood Cliffs, NJ 07632

[Signature page to Letter Agreement]